Exhibit 3.1

AMENDMENT NO. 1 TO

THE BYLAWS

OF

SUMMIT HEALTHCARE REIT, INC.

(Formerly Known As CORNERSTONE CORE PROPERTIES REIT, INC.)

The following sets forth Amendment No. 1 to the Bylaws of Summit Healthcare REIT, Inc. (formerly known as Cornerstone Core Properties REIT, Inc.), a Maryland corporation, (the “Company”) which was adopted and became effective as of February 14, 2025.

1.              The Bylaws of the Company are hereby amended such that each and every instance of “Cornerstone Core Properties REIT, Inc.” in the Bylaws shall be deleted and replaced by “Summit Healthcare REIT, Inc.”, in order to reflect the previous change in the Company’s name, and the Bylaws shall hereinafter be referred to as the Bylaws of “Summit Healthcare REIT, Inc.”

2.               The Bylaws of the Company are hereby amended by deleting Section 2.2 in its entirety and replacing it with the following:

ANNUAL MEETING. An annual meeting of the Stockholders for the election of Directors and the transaction of any business within the powers of the Company shall be held on a date and at the time set by the Board of Directors.

3.               Except as amended hereby, the Bylaws of the Company remain in full force and effect.

By:	/s/ Elizabeth Pagliarini
Name:	Elizabeth Pagliarini
Title:	Secretary

Adopted: February 14, 2025